Exhibit 4.11

HUT 8 MINING CORP.

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

March 25, 2021

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GLOSSARY OF DEFINED TERMS

In this Annual Information Form, the following capitalized words and terms shall have the following meanings:

$	Canadian dollars.

AIF	The Annual Information Form of the Company for the fiscal year ended December 31, 2020.

Amalgamation	The “three-cornered amalgamation” involving Oriana, Oriana Subco and Hut 8.

Bitcoin	The peer-to-peer payment system and the digital currency of the same name, which uses open source cryptography to control the creation and transfer of such digital currency.

Bitcoin Network	The network of computers running the software protocol underlying Bitcoin and which network maintains the database of Bitcoin ownership and facilitates the transfer of Bitcoin among parties.

Bitfury	Bitfury Holding B.V., corporation incorporated and existing under the laws of the Netherlands.

BitGo	BitGo Trust Company Inc.

BitGo Custodial Services Agreement	The custodial service agreement dated September 1, 2019 between BitGo and Hut 8.

Blockbox	The proprietary BlockBox Data Centers AC – Air Cooled Mobile Data Centers manufactured by Bitfury and used for the purpose of running diverse cryptographic hash functions in connection with the mining of cryptocurrency, including all related specialized graphics processing unit rigs, associated housing and power supplies, and all required cabling, cooling units and other peripherals, as applicable.

Blockchain	A digital ledger in which Bitcoin or other cryptocurrency transactions are recorded chronologically and publicly.

CEO	Chief Executive Officer.

CFO	Chief Financial Officer.

DMCL	Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants.

Fiscal 2019	The fiscal year ended December 31, 2019.

Fiscal 2020	The fiscal year ended December 31, 2020.

Galaxy	Galaxy Digital Lending Services LLC

Genesis	Genesis Global Capital, LLC.

Governmental Authority	Any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) subdivision or authority of any of the above, (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) stock exchange or securities authorities.

Hut 8 or the Company	Hut 8 Mining Corp.

Hut 8 Board	The board of directors of the Company.

Hut 8 Shares or Common Shares	The common shares in the capital of the Company.

Insider	If used in relation to an issuer, means:

(a)	a director or senior officer of the issuer;

(b)	a director or senior officer of a corporation that is an Insider or subsidiary of the issuer;

(c)	a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or

(d)	the issuer itself if it holds any of its own securities.

Investor Rights Agreement	The investor rights agreement to be entered into between Hut 8 and Bitfury, dated March 2, 2018 and which is available on SEDAR at www.sedar.com.

IFRS	The International Financial Reporting Standards.

Master Data Center Purchase Agreement	The master data center purchase agreement dated November 29, 2017, as amended, between Hut 8 and Bitfury, which is available on SEDAR at www.sedar.com.

Master Services Agreement	The master services agreement dated November 29, 2017, as amended, between Hut 8 and Bitfury, which is available on SEDAR at www.sedar.com.

MNP	MNP LLP, Chartered Professional Accountants.

NI 52-110	National Instrument 52-110 – Audit Committees.

Omnibus Plan	The Omnibus Long-Term Incentive Plan originally approved by the Hut 8 shareholders on February 15, 2018.

Oriana	Oriana Resources Corporation, a capital pool company.

Oriana Common Shares	The common shares in the capital of Oriana.

Oriana Subco	1149835 B.C. Ltd., a wholly-owned subsidiary of Oriana.

Person	Any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

PH/s	Petahash per second.

Promoter	(a)	a person or company that, acting alone or in conjunction with one or more other persons, companies or a combination of them, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of an issuer; or

	(b)	a person or company that, in connection with the founding, organizing or substantial reorganizing of the business of an issuer, directly or indirectly, receives in consideration of services or property or both services and property, 10% or more of the issued securities of a class of securities of the issuer or 10% or more of the proceeds from the sale of a class of securities of a particular issue, but a person or company who receives the securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be considered a Promoter within the meaning of this definition where that person or company does not otherwise take part in founding, organizing or substantially reorganizing the business.

Qualifying Transaction	(a)	The transaction between Oriana and Hut 8 by which Oriana implemented a consolidation, immediately prior to the completion of the Debt Conversion (as defined herein) and the Amalgamation, of its then issued and outstanding 9,500,000 common shares on the basis of one new Oriana Common Share for every 52.7777 existing Oriana Common Shares;

	(b)	Oriana effected a conversion of $2,000,000 of debt owing by Oriana into 40,000 Oriana Common Shares, based on a conversion price of $5.00 per Oriana Common Share;

	(c)	Oriana acquired all of the issued and outstanding common shares of a private corporation incorporated in British Columbia, Hut 8 Mining Corp., from the shareholders of Hut 8 PrivateCo in exchange for an aggregate of 82,160,000 Hut 8 Shares;

	(d)	Hut 8 PrivateCo and 1149835 B.C. Ltd., a wholly-owned subsidiary of Oriana, amalgamated and continued as one corporation, Hut 8 Holdings Inc., which is a wholly-owned subsidiary of the Company; and

	(e)	Oriana changed its name to “Hut 8 Mining Corp.”

RSU	Restricted Share Unit to be settled by the issuance of one common share of the Company issued from treasury.

SEDAR	The System for Electronic Document Analysis and Retrieval.

TSX	The Toronto Stock Exchange

TSXV	The TSX Venture Exchange.

Xapo	Xapo GmbH, which oversees the retention, security and transfer of Bitcoins, and is responsible for the execution of transactions in Bitcoin, for Hut 8.

GENERAL

Unless otherwise noted herein, information in this AIF is presented as at March 24, 2021.

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This AIF contains certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to herein as “forward-looking statements”). These statements relate to future events or the Company’s future performance. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this AIF speak only as of the date of this AIF or as of the date specified in such statement.

Inherent in forward-looking statements are risks, uncertainties and other factors beyond the Company’s ability to predict or control. Such risks include, without limitation, concentration of voting power among a small number of significant shareholders, cybersecurity threats and hacks, malicious actors or botnet obtaining control of processing power on the Bitcoin Network, increases in fees for recording transactions in the Blockchain, reliance on a limited number of key employees, regulatory changes, momentum pricing risk, fraud and failure related to cryptocurrency exchanges, potential difficulty in obtaining banking services, internet disruptions, geopolitical events, uncertainty in the development of cryptographic and algorithmic protocols, uncertainty about the acceptance or widespread use of cryptocurrency, failure to anticipate or technology innovations, the COVID-19 pandemic, the Company’s unsecured loans, and other risks related to the cryptocurrency business. For a complete list of the factors that could affect the Company, please make reference to those risk factors further detailed below under the heading “Risk Factors”. Readers are cautioned that such risk factors, uncertainties and other factors are not exhaustive. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward- looking statements contained in this AIF.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this AIF speak only as of the date of this AIF or as of the date specified in such statement. Specifically, this AIF includes, but is not limited to, forward-looking statements regarding: the Company’s ability to meet its working capital needs at the current level for the next twelve-month period; management’s outlook regarding future trends; sensitivity analysis on financial instruments, which may vary from amounts disclosed; and general business and economic conditions.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly, or otherwise revise, any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make any further updates.

CURRENCY AND EXCHANGE RATES

Unless otherwise specified, all dollar references are to Canadian dollars.

CORPORATE STRUCTURE

Name, Address and Incorporation

Hut 8 was incorporated under the laws of the Province of British Columbia on June 9, 2011. The registered office of the Company is located at Suite 2500 Park Place 666 Burrard Street, Vancouver BC, Canada, V6C 2X8. and the headquarters are located at 130 King St. W, Suite 1800, Toronto, ON, Canada, M5X 2A2. The Company’s common shares are listed under the symbol “HUT” on the TSX and as “HUTMF” on the OTCQX market.

Intercorporate Relationships

Hut 8 has three wholly owned subsidiaries: Hut 8 Holdings Inc., which was incorporated in British Columbia, Canada, Hut 8 Asset Management and Hut 8 Finance Ltd., which were incorporated in Bridgetown, Barbados.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Fiscal 2018 (January 1, 2018 to December 31, 2018)

On February 7, 2018, Hut 8 completed a private placement, on both a brokered and non-brokered basis, of 9,000,000 Hut 8 subscription receipts at a price of $5.00 per subscription receipt, and 5,000,000 Hut 8 Shares at a price of $5.00 per share, for aggregate gross proceeds of $70,000,000, consisting of $57,278,000 in cash and $12,722,000 in value of Bitcoin (the “Second Offering”). The brokered portion of the Second Offering was completed pursuant to an agency agreement dated February 7, 2018 between Hut 8 and GMP Securities L.P. The proceeds from the common share portion of the Second Offering were used to finance the purchase by Hut 8 of ten BlockBoxes from Bitfury, pursuant to the Master Data Center Purchaser Agreement, and to satisfy working capital requirements. The remaining proceeds from the Second Offering were used to finance the purchase by Hut 8 of 25 BlockBoxes from Bitfury, comprising the purchase order dated December 18, 2017 issued by Hut 8 to Bitfury for the purchase of a total of 15 BlockBoxes and related ancillary assets.

On March 2, 2018, Hut 8, formerly Oriana, announced that it had completed its previously announced Qualifying Transaction, pursuant to the policies of the TSXV. Pursuant to the Qualifying Transaction,

(a)	Oriana implemented a consolidation, immediately prior to the completion of the Debt Conversion (as defined below) and the Amalgamation, of its then issued and outstanding 9,500,000 common shares on the basis of one new Oriana Common Share for every 52.7777 existing Oriana Common Shares;

(b)	Oriana effected a conversion of $2,000,000 of debt owing by Oriana into 40,000 Oriana Common Shares, based on a conversion price of $5.00 per Oriana Common Share (the “Debt Conversion”);

(c)	Oriana acquired all of the issued and outstanding common shares of a private corporation incorporated in British Columbia, Hut 8 Mining Corp. (the “Hut 8 PrivateCo”), from the shareholders of Hut 8 PrivateCo in exchange for an aggregate of 82,160,000 Hut 8 Shares;

(d)	Hut 8 PrivateCo and 1149835 B.C. Ltd., a wholly owned subsidiary of Oriana, completed the Amalgamation and continued as one corporation, Hut 8 Holdings Inc., which is a wholly- owned subsidiary of the Company; and

(e)	Oriana changed its name to “Hut 8 Mining Corp.”

Immediately following the completion of the Qualifying Transaction, the Hut 8 Board consisted of six directors: Bill Tai (Chair), Jeffrey Mason, Gerri Sinclair, Dennis Mills, Michael Novogratz, and Valery Vavilov.

On March 5, 2018, an aggregate of 595,000 options were awarded to certain directors under the Omnibus Plan. Each option is exercisable into one Hut 8 Share at a price of $5.00 for a period of five years from the date of grant. Pursuant to the Omnibus Plan, such options are to vest as to 1/6 at the six-month period from the date of grant, with vesting to occur in successive 1/6 increments every six months thereafter.

On March 6, 2018, Hut 8 Shares began trading on the TSXV under the symbol “HUT”.

On April 2, 2018, Hut 8 appointed Mr. Andrew Kiguel as President and Chief Executive Officer and a director of the Company. In connection with such appointment, Mr. Sean Clark stepped down as Interim Chief Executive Officer of the Company on March 31, 2018.

On March 19, 2018, Hut 8 entered into a definitive agreement with the City of Medicine Hat for the supply of 42 MW of electric energy and the lease of land upon which Hut 8 operates its mining facilities near the City of Medicine Hat’s Unit 16 power plant. Under the terms of an electricity supply agreement, the City of Medicine Hat provides electric energy capacity of approximately 42 megawatts to the Hut 8 facilities. The electricity supply agreement and the land lease both have a concurrent term of 10 years.

On May 31, 2018, Hut 8 qualified to trade on the OTCQX market.

On June 21, 2018, Hut 8 launched 16 BlockBoxes, representing 19.2 MW of power capacity, at its mining facility in the City of Medicine Hat, bringing the Company’s total operating power to 37.9 MW.

On July 10, 2018, Jimmy Vaiopoulos was appointed as Hut 8’s Chief Financial Officer and Corporate Secretary.

On July 16, 2018, Hut 8 completed construction at its Medicine Hat facility (the “Medicine Hat Facility”). With this completion, Hut 8 operated 40 BlockBoxes at its Medicine Hat Facility, each with 1.2 MW of capacity, representing 48 MW of operating power, and 17 BlockBoxes at its Drumheller facility (the “Drumheller Facility”), representing 18.7 MW of operating power, for a total of 66.7 MW of fully-funded operating power and 487.5 PH/s.

On August 8, 2018, Joseph Flinn was appointed as a director on the Hut 8 Board. Mr. Flinn replaced Jeffrey Mason, who resigned from the Hut 8 Board in order to accept a position as head of Bitfury’s operations in Canada.

On September 7, 2018, Hut 8 purchased an additional 16 BlockBoxes which have been installed at its Medicine Hat Facility. The additional 16 BlockBoxes increased Hut 8’s Bitcoin mining capacity by 19.2 MW and approximately 144 PH/s. When combined with its operations in Drumheller, Alberta, the Company then operated a total of 73 BlockBoxes, representing an aggregate capacity of 85.9 MWs of fully-funded operating power representing approximately 632 PH/s. The BlockBoxes, at a cost of US $950,000 per BlockBox, were financed through a secured loan from Galaxy in the amount of US$16 million (the “Loan Financing”) and a vendor-take-back from Bitfury for 40 percent of the purchase price of the BlockBoxes at $3.75 per Hut 8 Share. Terms of the Loan Financing are LIBOR + 9%. The coupon is payable in USD or Bitcoin and has a 30-month term with a bullet repayment. As part of the Loan Financing, Galaxy received 2.2    million Hut 8 purchase warrants, which can be exercised to acquire Hut 8 Shares at a price of $4.50. The warrants are subject to customary restrictions on resale.

On November 12, 2018, Hut 8 announced the purchase of an additional 12 BlockBoxes at its Drumheller Facility. The BlockBoxes were previously owned by the Bitfury. Prior to closing the purchase, the additional 12 BlockBoxes were upgraded to include 12 PH/s Bitfury Clarke ASIC chips, manufactured by Bitfury. These BlockBoxes increased Hut 8’s Bitcoin mining capacity by 14.4 MW and approximately 144 PH/s. When combined with its operations in the City of Medicine Hat, Alberta, Hut 8 operated a total of 85 BlockBoxes, representing an aggregate maximum of 100.3 MW of fully-funded operating capacity generating approximately 784 PH/s. The 12 new BlockBoxes, at a cost of US$13,000,000, were financed through: (i) a loan from Bitfury for US$9,000,000; (ii) US$2,000,000 in Hut 8 Shares priced at $3.15 per share; and (iii) US$2,000,000 in cash. The loan is unsecured, carries a 12% coupon and has a 24-month term, paid monthly, for the first $6.0 million. The balance would be repaid at the earlier of the maturity date of the previously announced Galaxy loan already outstanding or such date as the Galaxy loan is repaid early. There are no additional fees and no penalty for prepayment.

On December 18, 2018, Hut 8 announced issuance of 2,133,858 Common Shares to Bitfury, at an issuance price of $3.75 per Common Share, pursuant to the purchase agreement made on September 7, 2018. Hut 8 also submitted application to the TSXV for the issuance of 131,975 Common Shares at a price of $1.20 to certain directors, officers, and employees of Hut 8 who elected to receive Common Shares instead of cash compensation for services rendered.

Fiscal 2019 (January 1, 2019 to December 31, 2019)

On January 8, 2019, Hut 8 completed the purchase of 12 additional BlockBoxes at its Drumheller Facility. Hut 8 also changed its auditor from MNP to DMCL.

On February 26, 2019, Hut 8 announced its issuance of 3,717,433 Common Shares to Bitfury to settle a $5,576,150 outstanding debt payable at a conversion price of $1.50 per Common Share, subject to TSXV approval. Hut 8 also received conditional approval from the TSXV with respect to the issuance of 838,511 common shares at $3.15 per common share, in satisfaction of the purchase of BlockBoxes made on November 12, 2018. Finally, Hut 8 submitted application to the TSXV for the issuance of an additional 74,993 Common Shares to Induna Energy Inc. as part consideration for consulting services during the months of December 2018 and January 2019.

On July 22, 2019, Jeremy Sewell, CFO of Bitfury, was elected to Hut 8 board to replace Valery Vavilov, CEO and founder of Bitfury.

On September 3, 2019, Hut 8 announced an increase of 4.3 MW to its operating facility in the City of Medicine Hat, Alberta. This expansion did not require any additional capital expenditures by the Company and brought Hut 8’s aggregate load, across all operations, to 99.5 MW.

On September 9, 2019, Hut 8 announced the purchase of 9 additional Blockboxes at its Drumheller Facility, for US$7 million, from Bitfury. The acquisition added approximately 113 PH/s and 9.9 MW to Hut 8’s existing operations, which represents a 13.3% increase. The purchase was financed internally via cash on hand and the sale of a portion of its Bitcoin.

On September 24, 2019, Hut 8 received conditional approval to be listed on the TSX via TSX Sandbox, an initiative intended to facilitate listing applications that may not satisfy all requirements and guidelines of TSX, but due to facts or situations unique to a particular issuer otherwise warrant a listing on TSX.

On October 2, 2019, Hut 8 appointed Kyle Appleby as Corporate Secretary. Previously, Jimmy Vaiopoulos assumed both the roles of Chief Financial Officer and Corporate Secretary.

On October 8, 2019, Hut 8 began trading on the TSX under “HUT”.

On October 11, 2019, Hut 8 moved the custody of its Bitcoin from Xapo to BitGo, as Xapo exited the institutional custodian business.

On November 22, 2019, Hut 8 announced refinancing of its Galaxy debt by a new loan with Genesis (the “Genesis Loan”). The new US$15 million credit facility replaced and terminated the previous US$14 million loan with Galaxy. The terms of the new loan are a fixed 9.85% coupon per annum with an 18-month term and bullet repayment.

On November 28, 2019, Hut 8 announced completion of the Drumheller expansion, previously announced on September 9, 2019.

Fiscal 2020 (January 1, 2020 to December 31, 2020)

On January 28, 2020, Hut 8 announced that Andrew Kiguel would be stepping down from his role as CEO.

On February 21, 2020, Hut 8 successfully renegotiated the master service agreement and master purchase agreement with Bitfury. As part of this agreement, Hut 8 repaid US$4,750,000 of debt owed to Bitfury with funds from a new loan of US$5,000,000 from Genesis. The amendments allowed for increased autonomy for Hut 8 and reduction of costs.

On May 1, 2020, Andrew Kiguel formally stepped down as CEO of Hut 8 and Jimmy Vaiopoulos was appointed the Interim CEO. Kyle Appleby was appointed Interim CFO at this time and Viktoriya Griffin was appointed as Corporate Secretary.

On June 25, 2020, Hut 8 closed an overnight marketed public offering of units for gross proceeds of $8,338,161. Hut 8 used the funds to purchase Bitcoin mining equipment with output of approximately 275 PH/s.

On July 13, 2020, Hut 8 successfully renegotiated loan terms with Genesis to decrease the annual interest rate under the Genesis Loan from 9.85% to 8.00% while providing more flexibility with the structure of collateral.

On August 4, 2020, Hut 8 transferred the site management of operations at the Medicine Hat Facility.

On August 12, 2020, Hut 8 announced its first hosting arrangement for six full BlockBoxes of latest generation Bitcoin mining equipment. Hut 8 also transferred its Clarke chips from its Drumheller Facility to Medicine Hat.

On September 2, 2020, Hut 8 transferred the site management of operations at its Drumheller Facility.

On October 9, 2020, Hut 8 announced it was the first TSX listed issuer to complete the Sandbox program.

On November 2, 2020, Hut 8 announced Jaime Leverton as CEO, who started with the Company on December 1, 2020.

On December 30, 2020, Hut 8 had its Annual General Meeting where Jaime Leverton, Christopher Eldredge, and Sanjiv Samant were voted in as new members of the board of directors. Dennis Mills was not up for re-election as a board member.

Subsequent to Fiscal 2020

On January 13, 2021, Hut 8 announced the closing of an offering for the gross proceeds of $77.5 million which consisted of the sale of 15,500,000 Common Shares and warrants to purchase up to 7,750,000 Common Shares at a purchase price of $5.00 per Common Share and the warrant exercise price of $6.25 per Common Share.

On January 26, 2021, Hut 8 announced the appointment of Tanya Woods as General Counsel, Executive Vice President of Regulatory Affairs, effective February 1, 2021.

On March 2, 2021, Hut 8 announced that it had paid back its US$20.0 million loan with Genesis.

DESCRIPTION OF BUSINESS

General - Narrative Description of the Business

Hut 8 is a cryptocurrency mining company with industrial scale Bitcoin mining operations in Canada. Hut 8 provides investors with direct exposure to Bitcoin, without the technical complexity or constraints of purchasing the underlying cryptocurrency. Investors avoid the need to create online wallets, wire money offshore, and safely store their Bitcoin. Hut 8 has assembled an experienced management team to pursue their strategic initiatives with a total staff of 30 full-time employees.

Site Descriptions

Property Description and Location

Hut 8 has two facilities in operation, one in Drumheller, Alberta and the second in Medicine Hat, Alberta. The sites are within two-and-a-half hours by car from each other. The Drumheller Facility is currently comprised of 38 operating BlockBoxes. This includes the original 17 BlockBoxes purchased between November 2017 and February 2018, an upgraded 12 BlockBoxes completed in December 2018, and another upgraded 9 BlockBoxes purchased in late November 2019. The Medicine Hat Facility is currently running 56 BlockBoxes.

Security

The environmental design of Hut 8’s sites provide the mining operations with added security. They are located in remote locations and surrounded by a chain-link fence with barbed wire and staffed with a security guard on a 24x7x365 basis. The sites have a physical security policy and staff are trained to be aware of any unauthorized personnel. There are closed-circuit televisions on site and the BlockBoxes are welded to supporting metal beams and the frames are anchored with screw piles that are at least six feet deep.

Power

For the Drumheller Facility, Hut 8 entered into an agreement with ATCO Electric Ltd., the electric utility for the Drumheller area, for the provision of power. For the Medicine Hat site, Hut 8 entered into an agreement with the City of Medicine Hat, who runs their own electricity grid, for the use of electricity for the 56 BlockBoxes on site.

For the Drumheller Facility, the distance from the transmission poles owned by ATCO Electric Ltd. is approximately 40 meters. The Drumheller site receives its energy from the grid; therefore, there is exposure to market natural gas prices for up to 42MW. The Medicine Hat Facility is situated beside a 42MW generator where it does not pay transmission fees. An additional approximately 25MW of power at Medicine Hat is provided from the grid and is exposed to market natural gas prices.

Network Connectivity

The sites are equipped with the following mediums of connectivity: (a) two satellite internet connections; and (b) two long-term evolution connections. Each medium is provided by a different vendor, which increases redundancy and resiliency.

Monitoring and Repair

Hut 8 monitors the intake air temperature, hash board temperature, voltage, hash rate, in-container air temperature, exhaust air temperature and humidity of each container. All parameters are monitored on a 24x7x365 basis by local on-site staff who are responsible for implementing any necessary repairs to mining infrastructure. Hut 8 intends to maintain an inventory of all necessary components for repair and make all repairs on site when possible.

Competition and Market Participants

The BlockBox is a unique proprietary portable data center solution with a chip design that facilitates variable power load input in order to maximize profit. The server design allows for hash boards to be readily upgraded to the latest available chip technology. The portable design of the BlockBox allows for rapid deployment and even transportation geographically for maximum flexibility and profit maximization.

In the cryptocurrency industry, there exist many companies that operate cryptocurrency mining services, as well as companies, individuals and groups that run their own mining farms. Miners can range from individual enthusiasts to professional mining operations with dedicated data centers, including those of the kind operated by some of our principal competitors such as Bitfarms Ltd., HIVE Blockchain Technologies Ltd., Riot Blockchain Inc., Argo Blockchain plc, and Marathon Patent Group, Inc.

Miners may organize themselves in mining pools. A mining pool is created when cryptocurrency miners pool their processing power over a network and mine transactions together. Rewards are then distributed proportionately to each miner based on the work / hash power contributed. Mining pools became popular when mining difficulty and block time increased. Mining pools allow miners to pool their resources so they can generate blocks quickly and receive rewards on a consistent basis instead of mining alone where rewards may not be received for long periods. Hut 8 has also decided to participate in a mining pool in order to smooth the receipt of rewards.

Other market participants in the cryptocurrency industry include investors and speculators, retail users transacting in cryptocurrencies, and service companies that provide a variety of services including buying, selling, payment processing and storing of cryptocurrencies.

Foreign Operations

As at the date of this AIF, the Company’s foreign operations include the Company’s digital currency trading operation based out of Barbados, which is currently inactive.

Cycles

The only seasonality that the Company experiences is related to potential changes in electricity prices based on volatility in market natural gas prices, which affects all of Hut 8’s facilities. Electricity has been historically higher in the winter than the summer, and considering electricity is the largest expense of Hut 8, this may affect profits.

RISK FACTORS

The following discussion summarizes the principal risk factors that apply to the Company’s business and that may have a material adverse effect on the Company’s business and financial condition and results of operations, or the trading price of the Hut 8 Shares. Due to the nature of Hut 8’s business, the legal and economic climate in which it operates and its present stage of development and proposed operations, Hut 8 is subject to significant risks.

General Risks

A small number of shareholders have a significant controlling influence over matters requiring shareholder approval, which could delay or prevent a change of control

The largest shareholder, Bitfury, beneficially owns in the aggregate approximately 20.95% of the Hut 8 Shares as of the date of this AIF. As a result, Bitfury may exert significant influence over the Company’s operations and business strategy and will have sufficient voting power to likely control influence the outcome of matters requiring shareholder approval. These matters may include the composition of the Hut 8 Board, which has the authority to direct the Company’s business, and to appoint and remove officers; approving or rejecting a merger, amalgamation, consolidation or other business combination; raising future capital; and amending the Company’s articles, which governs the rights attached to the Hut 8 Shares. This concentration of ownership could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of the Hut 8 Shares that might otherwise give shareholders the opportunity to realize a premium over the then-prevailing market price of the Hut 8 Shares. This concentration of ownership may also adversely affect the trading price of the Hut 8 Shares.

The requirements of being a public company may strain the Company’s resources, divert management’s attention and affect its ability to attract and retain executive management and qualified board members

As a reporting issuer, the Company is subject to the reporting requirements of applicable securities legislation of the jurisdiction in which it is a reporting issuer, the listing requirements of the TSX and other applicable securities rules and regulations. Compliance with those rules increase the legal and financial costs of the Company compared to prior to the completion of the Qualifying Transaction, and make some activities more difficult, time consuming or costly and increase demands on its systems and resources.

Hut 8’s cryptocurrency inventory may be exposed to cybersecurity threats and hacks

As with any other computer code, flaws in cryptocurrency codes have been exposed by certain malicious actors. Several errors and defects have been found and corrected, including those that disabled some functionality for users and exposed users’ information. Discovery of flaws in or exploitations of the source code that allow malicious actors to take or create money have been rare.

Malicious actors or botnet obtaining control of more than 50% of the processing power on the Bitcoin Network

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on the Bitcoin Network, it may be able to alter the Blockchain on which the Bitcoin Network and most Bitcoin transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new Bitcoins or transactions using such control. The malicious actor could “double-spend” its own Bitcoins (i.e., spend the same Bitcoins in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin Network or the Bitcoin community did not reject the fraudulent blocks as malicious, reversing any changes made to the Blockchain may not be possible.

Although there are no known reports of malicious activity or control of the Blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin ecosystem, including developers and administrators of mining pools, do not act to ensure greater decentralization of Bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin Network will increase, which may adversely affect an investment in the Company.

If fees increase for recording transactions in the Blockchain, demand for Bitcoins may be reduced and prevent the expansion of the Bitcoin Network to retail merchants and commercial business, resulting in a reduction in the price of Bitcoins that could adversely affect an investment in the Company

As the number of Bitcoins awarded for solving a block in the Blockchain decreases, the incentive for miners to contribute processing power to the Bitcoin Network will transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute processing power to the Bitcoin Network, the Bitcoin Network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. If miners demand higher transaction fees to record transactions in the Blockchain or a software upgrade automatically charges fees for all transactions, the cost of using Bitcoins may increase and the marketplace may be reluctant to accept Bitcoins as a means of payment. Existing users may be motivated to switch from Bitcoins to another digital currency or back to fiat currency. Decreased use and demand for Bitcoins may adversely affect their value and result in a reduction in the Bitcoin index price and the price of the Hut 8 Shares.

The Company may face risks of disruptions to its supply of electrical power and an increase of electricity rates

The Company’s operations are dependent on its ability to maintain reliable and economical sources of power to run its cryptocurrency mining assets. In respect of its Drumheller facility, Hut 8 entered into an agreement with ATCO Electric Ltd., the electric utility for the Drumheller area, for the provision of power. In respect of its Medicine Hat facility, Hut 8 entered into an agreement with the City of Medicine Hat, who runs their own electricity grid, for the use of electricity at such facility. As of the date of this AIF, both agreements remain in force and effect and the Company expects its electricity supply to be reliable for the foreseeable future. However, any suspension of power, failure of electrical networks or material increase in electricity rates could result in a material adverse effect on the business, operations and/or profitability of the Company.

Reliance on a limited number of key employees

The success of Hut 8 is dependent upon the ability, expertise, judgment, discretion and good faith of a limited number of people constituting its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on Hut 8’s business, operating results or financial condition.

Regulatory changes or actions may alter the nature of an investment in the Company or restrict the use of cryptocurrencies in a manner that adversely affects the Company’s operations

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies with certain governments deeming them illegal while others have allowed their use and trade. On-going and future regulatory actions may alter, perhaps to a materially adverse extent, the ability of the Company to continue to operate.

The effect of any future regulatory change on the Company or any cryptocurrency that the Company may mine is impossible to predict, but such change could be substantial and adverse to the Company. Investors may consult their tax advisers regarding the substantial uncertainty regarding the tax consequences of an investment in Bitcoins.

Governments may, in the future, restrict or prohibit the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency mining companies to additional regulation. For example, on July 25, 2017 the United States Securities and Exchange Commission released an investigative report which indicates that the United States Securities and Exchange Commission would, in some circumstances, consider the offer and sale of Blockchain tokens pursuant to an initial coin offering subject to U.S. securities laws. Similarly, on August 24, 2017, the Canadian Securities Administrators published CSA Staff Notice 46-307 – Cryptocurrency Offerings, providing guidance on whether initial coin offerings, pursuant to which tokens are offered to investors, are subject to Canadian securities laws.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade cryptocurrencies or to exchange cryptocurrencies for fiat currency. By extension, similar actions by other governments, may result in the restriction of the acquisition, ownership, holding, selling, use or trading in the Hut 8 Shares. Such a restriction could result in the Company liquidating its Bitcoin inventory at unfavorable prices and may adversely affect the Company’s shareholders.

The value of cryptocurrencies may be subject to momentum pricing risk

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of the Company’s Bitcoin inventory and thereby affect the Company’s shareholders.

Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure

To the extent that cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, this could result in a reduction in cryptocurrency prices. Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, derivatives and other currencies. For example, during the past three years, a number of Bitcoin exchanges have been closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed Bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that provide larger exchanges with additional stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action.

Banks and other financial institutions may not provide banking services, or may cut off banking services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment

A number of companies that engage in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide Bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies, and could decrease their usefulness and harm their public perception in the future.

The usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and securities depositories, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

We may face risks of internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the internet. A significant disruption in internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain

Crises may motivate large-scale purchases of cryptocurrencies which could increase the price of cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of the Company’s Bitcoin inventory. The possibility of large-scale purchases of cryptocurrencies in times of crisis may have a short-term positive impact on the prices of Bitcoin. For example, in March 2013, a report of uncertainty in the economy of the Republic of Cyprus and the imposition of capital controls by Cypriot banks motivated individuals in Cyprus and other countries with similar economic situations to purchase Bitcoin. This resulted in a significant short- term positive impact on the price of Bitcoin. However, as the purchasing activity of individuals in this situation waned, speculative investors engaged in significant sales of Bitcoins, which significantly decreased the price of Bitcoins. Crises of this nature in the future may erode investors’ confidence in the stability of cryptocurrencies and may impair their price performance which would, in turn, adversely affect the Company’s Bitcoin inventory.

As an alternative to fiat currencies that are backed by central governments, cryptocurrencies such as Bitcoin, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of Bitcoins either globally or locally. Large-scale sales of cryptocurrencies would result in a reduction in their market prices and adversely affect the Company’s operations and profitability.

The further development and acceptance of the cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete other transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may adversely affect the Company’s operations. The factors affecting the further development of the industry, include, but are not limited to:

•	Continued worldwide growth in the adoption and use of cryptocurrencies;

•	Governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar cryptocurrency systems;

•	Changes in consumer demographics and public tastes and preferences;

•	The maintenance and development of the open-source software protocol of the network;

•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	General economic conditions and the regulatory environment relating to digital assets; and

•	Consumer sentiment and perception of Bitcoins specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on our ability to pursue our business strategy or continue as a going concern, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Acceptance and/or widespread use of cryptocurrency is uncertain

Currently, there is relatively small use of Bitcoins and/or other cryptocurrencies in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect the Company’s operations, investment strategies, and profitability.

As relatively new products and technologies, Bitcoin and its other cryptocurrency counterparts have not been widely adopted as a means of payment for goods and services by major retail and commercial outlets. Conversely, a significant portion of cryptocurrency demand is generated by speculators and investors seeking to profit from the short-term or long-term holding of cryptocurrencies. The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. A lack of expansion by cryptocurrencies into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in their market prices, either of which could adversely impact the Company’s operations, investment strategies, and profitability.

The Company may fail to anticipate or adapt to technology innovations in a timely manner, or at all

The blockchain and telecommunications markets are experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in the Company’s products becoming obsolete at sudden and unpredictable intervals. To maintain the relevancy of the Company’s products, the Company has actively invested in product planning and research and development. The process of developing and marketing new products is inherently complex and involves significant uncertainties. There are a number of risks, including the following:

(a)	the Company’s product planning efforts may fail in resulting in the development or commercialization of new technologies or ideas;

(b)	the Company’s research and development efforts may fail to translate new product plans into commercially feasible products;

(c)	the Company’s new technologies or new products may not be well received by consumers;

(d)	the Company may not have adequate funding and resources necessary for continual investments in product planning and research and development;

(e)	the Company’s products may become obsolete due to rapid advancements in technology and changes in consumer preferences; and

(f)	the Company’s newly developed technologies may not be protected as proprietary intellectual property rights.

Any failure to anticipate the next-generation technology roadmap or changes in customer preferences or to timely develop new or enhanced products in response could result in decreased revenue and market share. In particular, the Company may experience difficulties with product design, product development, marketing or certification, which could result in excessive research and development expenses and capital expenditure, delays or prevent the Company’s introduction of new or enhanced products. Furthermore, the Company’s research and development efforts may not yield the expected results, or may prove to be futile due to the lack of market demand.

The COVID-19 outbreak has had a material impact on the Canadian and global economies and could have a material adverse impact on the Company’s business, financial condition and results of operations

The current outbreak of the novel coronavirus (COVID-19) that was first reported from Wuhan, China in December 2019, and the spread of this virus could continue to have a material adverse effect on global economic conditions which may adversely impact the Company’s business. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak and characterized it as a pandemic on March 11, 2020. The outbreak has spread throughout Asia, Europe, the Middle East, Canada and the United States, causing companies and various governments to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. The extent to which the outbreak impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the outbreak and the actions to contain the outbreak or treat its impact, among others. The Company may incur expenses or delays relating to such events outside of the Company’s control, which could have a material adverse impact on the Company’s business, operating results and financial condition.

As the COVID-19 pandemic continues to develop, governments (at national, provincial and local levels), corporations and other authorities may continue to implement restrictions or policies that could adversely global capital markets, the global economy, the Bitcoin price and the Company’s share price.

The COVID-19 pandemic has resulted in the Company implementing a work-from-home regime for its head office, which limits in-person interactions among employees. The Company’s operating sites remain open with social distancing and other measures in place to prevent virus transmission. The restrictions imposed as a result of COVID-19 have also significantly limited the financing options available to the Company. See “— The Company may be unable to obtain additional financing on acceptable terms or at all”.

The Company is an unsecured lender of Bitcoin

The Company has loaned 1,000 Bitcoin to Genesis pursuant an unsecured lending arrangement. The loan is subject to the prior claims of any secured creditors to the extent of the value of the assets securing such indebtedness. In the event of Genesis’ bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the loan only after all debt secured by those assets has been repaid in full. If there are insufficient assets remaining to pay all of Genesis’ creditors, all or a portion of the loan then outstanding would remain unpaid.

Hut 8 Cryptocurrency Risks

Potential loss or destruction of private keys

Bitcoins are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the Bitcoins are held. While the Bitcoin Network requires a public key relating to a digital wallet to be published when used in a spending transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoins held in such wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, the Company will be unable to access the Bitcoins held in the related digital wallet and the private key will not be capable of being restored by the Bitcoin Network.

Risk of loss, theft or destruction of the Company’s Bitcoins

There is a risk that some or all of the Company’s Bitcoins could be lost, stolen or destroyed. If the Company’s Bitcoins are lost, stolen or destroyed under circumstances rendering a party liable to the Company, the responsible party may not have the financial resources sufficient to satisfy the Company’s claim. Also, although BitGo uses security procedures with various elements, such as redundancy, segregation and cold storage, to minimize the risk of loss, damage and theft, neither BitGo nor the Company can guarantee the prevention of such loss, damage or theft, whether caused intentionally, accidentally or by force majeure. Access to the Company’s Bitcoins could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack).

Irrevocability of Bitcoin transactions

Bitcoin transactions are irrevocable meaning that stolen or incorrectly transferred Bitcoins may be irretrievable. Bitcoin transactions are not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that is added to the Blockchain, an incorrect transfer of Bitcoins or a theft of Bitcoins generally will not be reversible and the Company may not be capable of seeking compensation for any such transfer or theft. To the extent that the Company is unable to seek a corrective transaction with the third party or is incapable of identifying the third party that has received the Company’s Bitcoins through error or theft, the Company will be unable to revert or otherwise recover incorrectly transferred Bitcoins. The Company will also be unable to convert or recover Bitcoins transferred to uncontrolled accounts.

Risks associated with the Bitcoin Network

The open-source structure of the Bitcoin Network protocol means that the core developers of the Bitcoin Network and other contributors are generally not directly compensated for their contributions in maintaining and developing the Bitcoin Network protocol. A failure to properly monitor and upgrade the Bitcoin Network protocol could damage the Bitcoin Network.

The core developers of the Bitcoin Network can propose amendments to the Bitcoin Network’s source code through software upgrades that alter the protocols and software of the Bitcoin Network and the properties of Bitcoins, including the irreversibility of transactions and limitations on the mining of new Bitcoins. Proposals for upgrades and related discussions take place on online forums, including GitHub.com and Bitcointalk.org. To the extent that a significant majority of the users and miners on the Bitcoin Network install such software upgrade(s), the Bitcoin Network would be subject to new protocols and software.

The acceptance of Bitcoin Network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin Network could result in a “fork” in the Blockchain underlying the Bitcoin Network, resulting in the operation of two separate networks. Without an official developer or group of developers that formally control the Bitcoin Network, any individual can download the Bitcoin Network software and make desired modifications, which are proposed to users and miners on the Bitcoin Network through software downloads and upgrades, typically posted to the Bitcoin development forum. A substantial majority of miners and Bitcoin users must consent to such software modifications by downloading the altered software or upgrade; otherwise, the modifications do not become a part of the Bitcoin Network. Since the Bitcoin Network’s inception, modifications to the Bitcoin Network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin Network remains a coherent economic system.

If, however, a proposed modification is not accepted by a vast majority of miners and users but is nonetheless accepted by a substantial population of participants in the Bitcoin Network, a “fork” in the Blockchain underlying the Bitcoin Network could develop, resulting in two separate Bitcoin Networks. Such a fork in the Blockchain typically would be addressed by community-led efforts to merge the forked Blockchains, and several prior forks have been so merged. However, in some cases, there may be a permanent “hard fork” in the Blockchain and a new cryptocurrency may be formed as a result of that “hard fork”. For example, Bitcoin Cash, a new cryptocurrency, was recently created through a fork in the Blockchain. Where such forks occur on the Blockchain, the Company will follow the chain with the greatest proof of work in the fork. If a hard fork results in the Company holding an alternative coin, the Company will dispose of such alternative coin and either distribute the proceeds of such disposition to shareholders or reinvest the proceeds in additional Bitcoins.

Further development and acceptance of the Bitcoin Network

The further development and acceptance of the Bitcoin Network and other cryptographic and algorithmic protocols governing the issuance of transactions in Bitcoins and other digital currencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the Bitcoin Network may adversely affect the value of Bitcoin.

The use of digital currencies, such as Bitcoins, to, among other things, buy and sell goods and services, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. Bitcoin is a prominent, but not a unique, part of this industry. The growth of this industry in general, and the Bitcoin Network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of this industry, include, but are not limited to:

•	Continued worldwide growth in the adoption and use of Bitcoins and other digital currencies;

•	Government and quasi-government regulation of Bitcoins and other digital assets and their use, or restrictions on, or regulation of, access to and operation of the Bitcoin Network or similar digital asset systems;

•	Changes in consumer demographics and public tastes and preferences;

•	The maintenance and development of the open-source software protocol of the Bitcoin Network;

•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	General economic conditions and the regulatory environment relating to digital assets; and

•	Consumer perception of Bitcoins specifically and cryptocurrencies generally.

The Company will not have any strategy relating to the development of the Bitcoin Network. Furthermore, the Company cannot be certain what impact, if any, the listing of the Hut 8 Shares and the expansion of its Bitcoin holdings may have on the digital asset industry and the Bitcoin Network.

Potential failure to maintain the Bitcoin Network

The Bitcoin Network operates based on an open-source protocol maintained by the core developers of the Bitcoin Network and other contributors, largely on the GitHub resource section dedicated to Bitcoin development. As the Bitcoin Network protocol is not sold and its use does not generate revenues for its development team, the core developers are generally not compensated for maintaining and updating the Bitcoin Network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop the Bitcoin Network and the core developers may lack the resources to adequately address emerging issues with the Bitcoin Network protocol. Although the Bitcoin Network is currently supported by the core developers, there can be no guarantee that such support will continue or be sufficient in the future. To the extent that material issues arise with the Bitcoin Network protocol and the core developers and open- source contributors are unable to address the issues adequately or in a timely manner, the Bitcoin Network and an investment in the Hut 8 Shares may be adversely affected.

Potential manipulation of Blockchain

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains control of more than 50% of the processing power dedicated to mining on the Bitcoin Network, it may be able to alter or manipulate the Blockchain on which the Bitcoin Network and most Bitcoin transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new Bitcoins or transactions using such control. The malicious actor could “double-spend” its own Bitcoins (i.e., spend the same Bitcoins in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin Network or the Bitcoin community did not reject the fraudulent blocks as malicious, reversing any changes made to the Blockchain may not be possible.

Although there are no known reports of malicious activity or control of the Bitcoin Blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin ecosystem, including the core developers and the administrators of mining pools, do not act to ensure greater decentralization of Bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin Network will increase.

Risks of security breaches

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the Bitcoin exchange market since the launch of the Bitcoin Network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm the Company’s business operations or result in loss of the Company’s assets. Any breach of the Company’s infrastructure could result in damage to the Company’s reputation and reduce demand for the Hut 8 Shares, resulting in a reduction in the price of the Hut 8 Shares. Furthermore, the Company believes that if its assets grow, it may become a more appealing target for security threats, such as hackers and malware.

The Company believes that the security procedures used by its partners and providers utilize, such as hardware redundancy, segregation and offline data storage (i.e., the maintenance of data on computers and/or storage media that is not directly connected to, or accessible from, the internet and/or networked with other computers, also known as “cold storage”) protocols are reasonably designed to safeguard the Company’s Bitcoins from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, software defect or act of God that may be borne by Hut 8.

The security procedures and operational infrastructure of the Company and its partners and providers may be breached due to the actions of outside parties, error or malfeasance of an employee of the Company or its partners and providers, or otherwise, and, as a result, an unauthorized party may obtain access to the Company’s Bitcoin account, private keys, data or Bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of the Company or its partners and providers to disclose sensitive information in order to gain access to the Company’s infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event, and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of the Company’s Bitcoin account occurs, the market perception of the effectiveness of the Company could be harmed.

Fluctuation of Bitcoin price and expected economic returns on Bitcoin mining activities

The price of Bitcoin is volatile. Fluctuation in the price of Bitcoin may significantly affect the Company’s results of operations and financial condition; in particular, a significant drop in Bitcoin price may have a material adverse effect on the Company’s results of operations. During 2020, global financial markets experienced a period of sharp decline and volatility due in large part to the real and perceived economic impact of the novel coronavirus (COVID-19) pandemic. The price of Bitcoin declined sharply during the first quarter of 2020 and experienced a period of particular volatility in the fourth quarter of 2020 and the first quarter of 2021. The public health impact of the coronavirus, as well as the steps taken by governments and businesses around the world to combat its spread, have had an adverse impact on the global economy. Any such economic downturn, either short-term or prolonged, could impact the Bitcoin market as well.

Bitcoin price fluctuated significantly in the past few years, which resulted in a corresponding fluctuation in the Company’s results of operations. The Company expects that the Bitcoin price may continue to fluctuate in the future, and as such, the Company would expect to continue to experience a significant corresponding fluctuation in the Company’s results of operations.

There is no assurance that Bitcoins will maintain their long-term value in terms of future purchasing power or that the acceptance of Bitcoin payments by mainstream retail merchants and commercial businesses will continue to grow.

The Bitcoin daily reward halves approximately every four years

The difficulty of Bitcoin mining, or the amount of computational resources required for a set amount of reward for recording a new block, directly affects the Company’s results of operations. Bitcoin mining difficulty is a measure of how much computing power is required to record a new block, and it is affected by the total amount of computing power in the Bitcoin network. The Bitcoin algorithm is designed so that one block is generated, on average, every ten minutes, no matter how much computing power is in the network. Thus, as more computing power joins the network, and assuming the rate of block creation does not change (remaining at one block generated every ten minutes), the amount of computing power required to generate each block and hence the mining difficulty increases. In other words, based on the current design of the Bitcoin network, Bitcoin mining difficulty would increase together with the total computing power available in the Bitcoin network, which is in turn affected by the number of Bitcoin mining machines in operation. For example, Bitcoin mining difficulty would increase based on increases in the total computing power available in the Bitcoin network, which is in turn affected by the number of Bitcoin mining machines in operation. From January 2017 to December 2019, Bitcoin mining difficulty increased by approximately 35 times, according to Blockchain.info.

In May 2020, the Bitcoin daily reward halved from 12.5 Bitcoin per block, or approximately 1,800 Bitcoin per day, to 6.25 Bitcoin per block, or approximately 900 Bitcoin per day. This halving may have a potential impact on the Company’s profitability at the reward level of 6.25 coins. Based on the fundamentals of Bitcoin mining and historical data on Bitcoin prices and the network difficulty rate after a halving event, it is unlikely that the network difficulty rate and price would remain at the current level when the Bitcoin rewards per block are halved. The Company believes that although the halving would reduce the block reward by 50%, other market factors such as the network difficulty rate and price of Bitcoin would change to offset the impact of the halving sufficiently for the Company to maintain profitability. Nevertheless, there is a risk that a halving will render the Company unprofitable and unable to continue as a going concern.

Exposure to hash rate and network difficulty

The hash rate in the Bitcoin network is expected to increase as a result of upgrades across the industry as Bitcoin miners use more efficient chips. As the hash rate increases, the Bitcoin mining difficulty will increase in response to the increase in computing power in the network. This may make it difficult for the Company to remain competitive. The effect of increased computing power in the network combined with fluctuations in the Bitcoin price could have a material adverse effect on the Company’s results of operations and financial condition.

Bitcoin mining is capital intensive

Remaining competitive in the Bitcoin mining industry requires significant capital expenditure on new chips and other hardware necessary to increase processing power as the Bitcoin network difficulty increases. If the Company is unable to fund its capital expenditures, either through its revenue stream or through other sources of capital, the Company may be unable to remain competitive and experience a deterioration in its result of operations and financial condition.

Market adoption

Currently, there is relatively small use of Bitcoins in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in the Hut 8 Shares.

Bitcoins and the Bitcoin Network have only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets, and use of Bitcoins by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of Bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of Bitcoins. A lack of expansion by Bitcoins into the retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the market price of Bitcoin.

Further, if fees increase for recording transactions in the Bitcoin Blockchain, demand for Bitcoins may be reduced and prevent the expansion of the Bitcoin Network to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoins.

Changes to prominence of Bitcoin and other digital assets

Demand for Bitcoins is driven, in part, by its status as the most prominent and secure digital asset. It is possible that a digital asset other than Bitcoin could have features that make it more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for Bitcoins, which could have a negative impact on the price of Bitcoins.

The Bitcoin Network and Bitcoins, as an asset, hold a “first-to-market” advantage over other digital assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the Bitcoin Blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long- term stability of a digital asset’s network and its Blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

Despite the marked first-mover advantage of the Bitcoin Network over other digital assets, it is possible that an alternative coin could become materially popular due to either a perceived or exposed shortcoming of the Bitcoin Network protocol that is not immediately addressed by the core developers or a perceived advantage of an altcoin that includes features not incorporated into Bitcoin. If an alternative coin obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce Bitcoin’s market share and have a negative impact on the demand for, and price of, Bitcoins.

Bitcoin miners may cease operations

If the award of Bitcoins for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power to solve blocks and confirmations of transactions on the Bitcoin Blockchain could be slowed. A reduction in the processing power expended by miners on the Bitcoin Network could increase the likelihood of a malicious actor or botnet obtaining control.

Changes to cost of Bitcoin transactions

In order to incentivize miners to continue to contribute processing power to the Bitcoin Network, the Bitcoin Network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record on the blocks they solve only those transactions that include payment of a transaction fee or by the Bitcoin Network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for the recording of transactions in the Blockchain become too high, the marketplace may be reluctant to accept Bitcoins as a means of payment and existing users may be motivated to switch from Bitcoins to another digital asset or back to fiat currency.

Miners may cause delays in recording of transactions

To the extent that any miner ceases to record transactions in solved blocks, such transactions will not be recorded on the Bitcoin Blockchain until a block is solved by a miner who does not require the payment of transaction fees. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks. However, to the extent that any such incentives arise (for example, a collective movement among miners or one or more mining pools forcing Bitcoin users to pay transaction fees as a substitute for, or in addition to, the award of new Bitcoins upon the solving of a block), miners could delay the recording and confirmation of a significant number of transactions on the Bitcoin Blockchain. If such delays became systemic, it could result in greater exposure to double-spending transactions and a loss of confidence in the Bitcoin Network.

Potential intellectual property right claims

Intellectual property rights claims may adversely affect the operation of the Bitcoin Network. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in the Bitcoin Network’s long-term viability or the ability of end-users to hold and transfer Bitcoins may adversely affect the value of Bitcoins. Additionally, a meritorious intellectual property claim could prevent the Company and other end-users from accessing the Bitcoin Network or holding or transferring their Bitcoins.

Risks related to insurance

The Company intends to insure its operations in accordance with technology industry practice. However, given the novelty of cryptocurrency mining and associated businesses, such insurance may not be available, may be uneconomical for the Company, or the nature or level may be insufficient to provide adequate insurance cover. The occurrence of an event that is not covered or fully covered by insurance could have a material adverse effect on the Company.

Limitation of liability in commercial agreements

Hut 8’s commercial agreements may limit the ability of the Company to recover losses relating to its Bitcoins. Under these agreements, some service providers and parties are not liable for any special, incidental, indirect, intangible, or consequential damages arising out of, or in connection with, among other things, the terms of the agreements or performance thereunder. Further, it may be the case that in no event will the aggregate liability pursuant to these agreements hold a party liable for any loss or damage exceeding the fees paid or payable to the party by the Company during a period immediately preceding the incident giving rise to such liability. Notwithstanding the foregoing, the liability of a party may not be limited in respect of direct damages arising from, or in any way related to, the fraud, willful misconduct or gross negligence of the party in question.

Cyber security risk

Cyber incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, service providers, suppliers and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include, but are not limited to, unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users).

A cyber incident that affects the Company or its service providers (including the Registrar and Transfer Agent, BitGo or Bitfury) might cause disruptions and adversely affect their respective business operations and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm, and reimbursement and other compensation costs. In addition, substantial costs might be incurred to investigate, remediate and prevent cyber incidents.

Litigation risk

The Company may be subject to litigation arising out of its operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact the Company’s operations, and the value of the Hut 8 Shares. While the Company will assess the merits of any lawsuits and defend such lawsuits accordingly, they may be required to incur significant expense or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on the Company’s operations.

Limited operating history

The Company has a limited history of operations and is in the early stage of development. As such, the Company will be subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of its early stage of operations. There can be no assurance that the Company will be able to develop any of its projects profitably or that any of its activities will generate positive cash flow.

Liquidity and additional financing

Additional funds, by way of private placement offerings, may need to be raised to finance the Company’s future activities. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could cause the Company to reduce or terminate its operations.

The Company may be unable to obtain additional financing on acceptable terms or at all

The continued development of the Company will require additional financing. The failure to raise or procure such additional funds or the failure to achieve positive cash flow could result in the delay or indefinite postponement of the Company’s business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to the Company. In particular, the financing options available to the Company have been significantly reduced as a result of the COVID-19 pandemic. Potential counterparties have been reluctant to enter into or engage in negotiations related to possible financing transactions during the restrictions and market disruption resulting from COVID-19. Prolonged restrictions relating to the COVID-19 pandemic or a further wave of infections could significantly limit the Company’s access to capital. If additional funds are raised by offering equity securities, existing shareholders could suffer significant dilution. The Company will require additional financing to fund its operations until positive cash flow is achieved.

Competition from other cryptocurrency companies

The Company will compete with other cryptocurrency and distributed ledger technology businesses, including other businesses focused on developing substantial Bitcoin mining operations.

Electrical risks and back-up power

The containers and their contents are substantially comprised of metal components, which increase the risk of an electrical short in the Company’s equipment. The Company will maintain a supply of back-up and replacement parts on-site or at a location near to the Drumheller Facility. In addition, the Company’s operations consume a large amount of energy; accordingly, it is not practical or economical for the Company’s operations to run on back-up generators in the event of a power outage.

Cryptocurrency mining consumes a significant amount of energy to process the computations and cool down the mining hardware. Therefore, a steady and inexpensive power supply is critical to the Company’s mining operations. There can be no assurance that the Company’s operations will not be affected by power shortages or an increase in energy prices in the future. In particular, the power supply could be disrupted by natural disasters, such as floods, mudslides and earthquakes, or other similar events beyond the control of the Company’s customers. Energy prices have recently experienced significant volatility and there can be no assurance that they will not increase significantly. Further, the Company may experience power shortages due to seasonal variations in the supply of power. Power shortages, power outages or increased power prices could have a material adverse effect on the Company’s business, results of operations and financial condition.

Container exposure

The Company’s mining operations are housed in containers. Containers are susceptible to excessive heat exposure, which may result in equipment malfunction and require equipment to be replaced. The status of the air filters in the containers are manually tracked and replaced, requiring a dedicated monitoring schedule.

Supply chain disruption

As the technology evolves, the Company may be required to acquire more technologically advanced mining software and other required equipment to operate the Company effectively and remain competitive in the market. Disruption to the Company’s supply chain could prevent it from acquiring this software and any other required equipment that it needs to operate the Company and remain competitive, which could have a material adverse effect on the Company’s business, results of operations and financial condition. As new technological innovations occur, including in quantum computing, there are no assurances that the Company will be able to adopt or effect such new innovations, nor that the Company will be able to acquire new and improved equipment to stay competitive or that the existing software or other equipment of the Company will not become obsolete, uncompetitive or inefficient.

Increase in carbon taxes

Bitcoin mining is energy intensive and has a significant carbon footprint. Increases in the tax payable on carbon emissions related to the Company’s operations could significantly increase the Company’s cost of doing business and could have a material adverse effect on the Company’s business, results of operations and financial condition. While the Company currently uses wind power as a source of power for its existing operations, there are no assurances that the Company will be able to effectively and efficiently, or at all, source its power needs with cost efficient and reliable alternative renewable energy sources.

Mining of Bitcoin is subject to existing taxes and may be subject to new taxes

Where cryptocurrency has been acquired as a result of mining activities of a commercial nature, the Company is currently subject to certain applicable taxes by applicable government authorities and may be subject to certain new taxes imposed by various applicable governmental authorities, whether at the time the cryptocurrency is earned, as a service, or otherwise in connection with the operations the Company currently undertakes or may in the future undertake as part of its ongoing strategic plan. There are no assurances that any such taxes will not have a material adverse impact on the Company’s business, results of operations and financial condition.

PRIOR SALES

The following table sets forth all securities issued by Hut 8 during Fiscal 2020:

Date	Number of Securities Issued or Granted	Type of Security	Issue Price Per Security
April 30, 2020(1)	125,000	Restricted Share Units	n/a
June 25, 2020(2)	5,750,456	Warrants	$1.80
June 25, 2020(2)	345,027	Broker Warrants	$1.45
June 30, 2020	170,000	Deferred Share Units	n/a
July 31, 2020(1)	75,000	Restricted Share Units	n/a
September 30, 2020(1)	90,000	Restricted Share Units	n/a

Notes:

(1)	RSUs granted to employees, officers, directors or consultants by the Board of Directors on the referenced date.
(2)	Warrants and broker warrants were issued related to an overnight financing that closed on June 25, 2020.
(3)	DSUs granted to employees, officers, directors or consultants by the Board of Directors on the referenced date.
(4)	Stock options forfeited by employees, officers, directors or consultants on the referenced date.

DIVIDENDS

Hut 8 has never paid dividends. Payment of any future dividends, if any, will be at the discretion of the Hut 8 Board after taking into account many factors, including operating results, financial condition, and current and anticipated cash needs. All of the Hut 8 Shares will be entitled to an equal share in any dividends declared and paid on a per share basis.

DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Hut 8 Shares. As of the date of the close of trading on the date immediately prior to this AIF, 118,480,078 Hut 8 Shares, 11,490,727 warrants, 654,361 stock options, and 3,313,334 RSUs are issued and outstanding. Holders of Hut 8 Shares are entitled to dividends, if, as and when declared by the board of Hut 8 Board, to one vote per Hut 8 Share at meetings of Hut 8 shareholders and, upon liquidation, to share equally in such assets of Hut 8 as are distributable to the holders of the Hut 8 Shares. All of the Hut 8 Shares are fully paid and non-assessable and, except for the certain anti-dilution rights of Bitfury under the Investor Rights Agreement, are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring a shareholder to contribute additional capital.

MARKET FOR SECURITIES

Trading Price and Volume

The Hut 8 Shares are listed and posted for trading on the TSX under the symbol “HUT” and on the OTCQX under the symbol “HUTMF”.

The following table sets out the price range and aggregate volumes traded or quoted on a monthly basis on the TSX from January 1, 2020 to December 31, 2020.

Month	High	Low	Average Daily Volume
December 2020	$4.38	$1.44	1,411,064
November 2020	$1.95	$1.1	917,926
October 2020	$1.32	$0.92	335,417
September 2020	$1.13	$0.81	205,559
August 2020	$1.42	$0.99	398,259
July 2020	$1.5	$1.03	349,138
June 2020	$2.1	$0.95	229,465
May 2020	$1.94	$0.79	595,688
April 2020	$1.1	$0.57	407,021
March 2020	$1.4	$0.51	217,152
February 2020	$2.13	$1.03	395,697
January 2020	$1.72	$1.02	110,316

The following table sets out the price range and aggregate volumes traded or quoted on a monthly basis on the OTCQX.

Month	High (US$)	Low (US$)	Average Daily Volume
December 2020	$3.45	$1.1201	775,585
November 2020	$1.5	$0.8498	441,323
October 2020	$0.972	$0.65	170,068
September 2020	$0.87	$0.585	148,062
August 2020	$1.08	$0.756	188,941
July 2020	$1.13	$0.72	147,905
June 2020	$1.55	$0.7	147,898
May 2020	$1.4	$0.554	380,506
April 2020	$0.79	$0.4295	240,915
March 2020	$1.0299	$0.3693	47,944
February 2020	$1.5999	$0.785	57,298
January 2020	$1.32	$0.8012	17,390

ESCROWED SECURITIES AND SECURITIES
SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Securities Subject to Escrow

As of December 31, 2020, there are no securities of Hut 8 in escrow.

DIRECTORS AND OFFICERS

The individuals disclosed in the table below are the directors and officers of the Company, with the term of office of the directors to expire on the date of the next annual general meeting of the shareholders.

The following table lists the name, municipality of residence, proposed office, principal occupation and shareholdings of each director and officer of Hut 8 as at December 31, 2020.

Name and Municipality of Residence	Positions and Offices Held	Principal Occupation During the Past Five Years	Number and percentage of voting securities(5)	Director or Officer Since
Jaime Leverton(1) (Ontario, Canada)	CEO	• CEO of Hut 8 (2020 to present) • Chief Commercial Officer, SVP at eStruxture Data Centers (2019 – 2020 • General Manager, VP at Cogeco Peer 1 (2017 – 2019) • Managing Director, Financial Markets at National Bank (2016 – 2017) • VP, Carrier Sales and Distribution at Blackberry (2015 – 2016)	-	December 2020 - Present
Jimmy Vaiopoulos(2) (Ontario, Canada)	CFO	• CFO of Hut 8 (2018 to present) • CFO of UGE International Ltd. (2015 to 2018)	118,529 (0.1%)	July 2018 - Present
Bill Tai (California, United States)	Director, Chair	• Founder of Treasure Data, Inc. (2012 to Present) • Board member of the BitFury Group Ltd. (2014 to Present)	729,286(10) (0.7%)	March 2018 - Present
Jeremy Sewell(3) (London, UK)	Director	• CFO of Bitfury Group Limited (2017 to Present) • CFO of eCurrency (2014 to 2017)	-	August 2019 - Present
Joseph Flinn(3)(4) (Ontario, Canada)	Director	• CFO, Seaboard Transportation Group (2019 to Present) • President of Clarke Transport and Clarke North America (2017 to 2019)	7,808 (<0.01%)	August 2018 - Present
Christopher Eldredge(3)(4) Washington D.C., USA)	Director	• Former President and CEO of Dupont Fabros Technology (2015 – 2017)	-	December 2020 - Present
Sanjiv Samant(4) (Ontario, Canada)	Director	• Managing Director of Round13 Capital (2020) • Group Head of Technology Media and Healthcare at National Bank (2016 – 2019)	-	December 2020 - Present
Viktoriya Griffin (British Columbia, Canada)	Corporate Secretary	• Corporate Secretary for Hut 8 • CFO of Angkor Resources Corp. (2019 – 2020) • Manager at Clearline (2016 – 2018) • Manager at MNP (2014-2016)	-	May 2020 - Present
Total			855,623 (1%)

Notes:

(1)	Appointed CEO on December 1, 2020
(2)	Held position of CFO from January 1, 2020 to April 30, 2020. Was then appointed Interim CEO from May 1, 2020 to December 1, 2020, at which point Mr. Vaiopoulos returned to his role of CFO.
(3)	Member of Governance and Compensation Committee.
(4)	Member of Audit Committee.
(5)	Percentages based on total outstanding Common Shares at December 31, 2020 of 97,245,223.
(6)	689,286 are held directly by Bill Tai and 40,000 are held indirectly through XTC Unicorn Fund I, LLC.

Board of Directors

Bill Tai

Bill is a venture capitalist and also the Founding Chairman of Treasure Data, which was successfully acquired by ARM Corp; Founding Chairman of IPInfusionTokyo:4813, Founding Chairman and CEO iAsiaworks (IPO via Goldman Sachs & Morgan Stanley) and a former director of eight publicly listed companies.

Jaime Leverton

Jaime Leverton is a highly accomplished technology executive and industry thought leader with a long history of driving high growth mandates. With more than 20 years of leadership in the Canadian technology industry, she joined Hut 8 from her previous role as the Chief Commercial Officer at eStruxture Data Centers. Her career also includes tenure as the General Manager of Canada and APAC with data center and cloud provider Cogeco Peer 1 (now Aptum) and leadership roles with National Bank, BlackBerry, Bell Canada and IBM Canada. She proudly sits on the boards of the Stratford Festival, Technation and ComKids in addition to serving as the Chair of IMWomen Canada.

Jeremy Sewell

Jeremy Sewell is an accomplished and experienced international commercial, financial and operating executive, with extensive digital asset industry experience with former CFO roles at Bitfury Group and Silicon Valley CBDC platform fintech innovator eCurrency. His career also covers audit, compliance and governance expertise as a UK qualified accountant with 10 years in public practice in London.

Joseph Flinn

Joseph Flinn joins Hut 8 following 12 years of senior leadership at Sysco Corporation, where he played an integral role as both Chief Financial Officer of Sysco Canada, and President of Sysco Canada’s Eastern Division, and 2 years as President of Clarke Freight Transportation Group, a major national freight carrier. Mr. Flinn holds a business degree from Saint Mary’s University and is a chartered professional accountant. Currently, Mr. Flinn is the CFO of Seaboard Transportation Group, a major international bulk transportation group of companies.

Sanjiv Samant

Sanjiv Samant is a Managing Partner at Round13 Capital where he founded and runs the Round13 Growth Fund, focused on investing in later stage Canadian growth opportunities in technology and healthcare. Mr. Samant has over twenty years of experience working with and advising a wide variety of Canadian growth companies on strategy, M&A, IPO and capital raising initiatives. Prior to establishing the Round13 Growth Fund, Sanjiv headed the Technology, Media, Telecommunication (“TMT”), Sustainability and Healthcare investment banking group at a Canadian bank owned dealer. Mr. Samant holds an LL.B. from Osgoode Hall Law School, an M.B.A. from York University’s Schulich School of Business and a B.A. (Economics) from the University of Western Ontario.

Christopher Eldredge

Christopher P. Eldredge is the former president and CEO of DuPont Fabros Technology (“DFT”). While in this role, Eldredge repositioned the company and established its expansion strategy which eventually led to its sale to Digital Reality Trust. Prior to joining DFT, Eldredge was executive vice president of global solutions, an NTT America Inc., one of the largest global IT infrastructure services providers. Eldredge received an MBA from Dowling College; a Master’s in communication arts from New York Institute of Technology; and a Bachelor’s in business administration in marketing from Hofstra University where he earned a full athletic scholarship.

Executive Officers

Jaime Leverton (CEO)

See entry under “Board of Directors”.

Jimmy Vaiopoulos (CFO)

Jimmy Vaiopoulos joined Hut 8 in 2018 following his role as CFO with UGE International Ltd., a TSXV-listed commercial solar solutions provider, where he served since 2015. Prior to that role, he worked with KPMG in both audit and advisory practices with a focus on energy and infrastructure markets. Mr. Vaiopoulos has worked closely with independent power producers and specializes in start-up growth, international management, tech and mining, and has extensive experience in the underlying Canadian and U.S. compliance regimes. He holds a Bachelor of Engineering Science from Western University and an Honours Business Administration from the Richard Ivey School of Business and is a member of the Chartered Professional Accountants of British Columbia.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders or Bankruptcies

None of the directors, officers, Insiders or Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within 10 years before the date of this AIF has been, a director, officer, Insider or Promoter of any other issuer that, while that person was acting in that capacity:

(a)	was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days; or

(b)	became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

None of the directors, officers, Insiders or the Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or has been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of the directors, officers, Insiders or the Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within the 10 years before the date of this AIF, has been declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

Committees of the Board of Directors

The Hut 8 Board currently has an Audit Committee and a Compensation and Governance Committee.

Audit Committee

The Audit Committee consists of individuals who are “independent” and “financially literate” within the meaning of NI 52-110. Our Audit Committee is comprised of Joseph Flinn, who acts as chair of this committee, and includes Sanjiv Samant and Chris Eldredge. Each of our Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of our Audit Committee, see the relevant biographical experiences for each of our directors and officers under the heading “Directors, Officers and Promoters”.

The Hut 8 Board has adopted a written charter for the Audit Committee which sets out the Audit Committee’s responsibility in reviewing the financial statements of the Company and public disclosure documents containing financial information and reporting on such review to the Hut 8 Board, ensuring that adequate procedures are in place for the review of the Company’s public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. The Audit Committee is also responsible for recommending the adoption of an enterprise risk management program and an environmental management program for the Company and for supervising the Company’s compliance with and implementation of the risk and environmental programs.

Compensation and Governance Committee

The Compensation and Governance Committee consists of individuals who are “independent” within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices. Our Compensation and Governance Committee is comprised of Chris Eldredge, who acts as chair of this committee, and includes Joseph Flinn and Jeremy Sewell. The Compensation and Governance Committee is charged with reviewing, overseeing and evaluating the governance and nominating policies and the compensation policies of the Company.

In addition, the Compensation and Governance Committee will be responsible for:

(a)	assessing the effectiveness of the Hut 8 Board, each of its committees and individual directors;

(b)	overseeing the recruitment and selection of candidates as directors of Hut 8;

(c)	organizing an orientation and education program for new directors and coordinating continuing director development programs;

(d)	considering and approving proposals by the directors to engage outside advisers on behalf of the Hut 8 Board as a whole or on behalf of the independent directors;

(e)	reviewing and making recommendations to the Hut 8 Board concerning any change in the number of directors composing the Hut 8 Board;

(f)	administering any stock option or purchase plan of Hut 8 or any other compensation incentive programs;

(g)	assessing the performance of the officers and other members of the executive management team of Hut 8; and

(h)	reviewing and making recommendations to the Hut 8 Board concerning the level and nature of the compensation payable, if any, to the directors and officers of Hut 8.

Conflicts of Interest

There may from time to time be potential conflicts of interest to which some of the directors, officers, Insiders and Promoters of the Company will be subject in connection with the operations of the Company. Some of the individuals who are directors or officers of the Company are also directors and/or officers of other reporting and non-reporting issuers. Conflicts, if any, will be subject to the procedures and remedies. Hut 8 and Bitfury are each party to the Master Data Center Purchase Agreement and the Master Services Agreement, pursuant to which the BlockBoxes are purchased, serviced and maintained.

PROMOTERS

For Fiscal 2020, no Person or company has acted as a Promoter of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this AIF that has materially affected or is reasonably expected to materially affect the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

To the knowledge of the Company, Hut 8 is neither a party to, nor is any of its property the subject matter of, any legal proceedings or regulatory actions material to the Company, nor are any such proceedings or actions known to Hut 8 to be contemplated by any party.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Hut 8 are DMCL at their offices in Vancouver, British Columbia.

Fee Description	2020 ($)(2)	2019 ($)
Audit Fees	$195,000	$150,000
Audit Related Fees	$50,000	$28,500
Tax Fees(1)	$60,000	$13,200
All Other Fees	-	-
Total	$305,000	$191,700

Notes:

(1)	Tax services related comprising tax compliance, tax advice, and tax planning, including the preparation of corporate tax returns.

(2)	2020 fees are estimated as services are still ongoing.

The registrar and transfer agent for Hut 8 Shares is Computershare Trust Company of Canada, located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9.

MATERIAL CONTRACTS

Hut 8 has not entered into any material contracts, outside of the ordinary course of business, prior to the date hereof, other than:

(a)	the Master Services Agreement;

(b)	the Master Data Center Purchase Agreement;

(c)	the lease agreement between the City of Medicine Hat, and Hut 8 Holdings Inc.;

(d)	the Electricity Supply Agreement between the City of Medicine Hat, and Hut 8 Holdings Inc.;

(e)	the Amendment Agreement No. 1 to the Master Services Agreement;

(f)	the Amendment Agreement No. 1 to the Master Data Center Purchase Agreement;

(g)	the Amendment Agreement No. 1 to the Purchase Order No. 6 Dated 9 November 2018, dated February 12, 2020;

(h)	the Investor Rights Agreement dated March 2, 2018 between the Company and Bitfury.

(j)	the BitGo Custodial Services Agreement, pursuant to which BitGo provides the Company with various custodial and wallet services;

(k)	the Amendment and Restated Agreement to the Equipment Sale and Transfer Agreement;

(l)	the Amendment Agreement No. 1 to the Amended and Restated Equipment Sale and Transfer Agreement, dated January 31, 2020;

(m)	the Letter Agreement to the Amended and Restated Equipment Sale and Transfer Agreement;

(n)	Credit agreement with Genesis to borrow US$15,000,000 and an additional US$5,000,000. These loans were fully repaid on February 12, 2021; and

(o)	Mining pool agreement with Slushpool (Braiins Systems S.R.O.) made on March 25, 2020.

EXPERTS

Names of Experts

Following are the names of each person or company who is named as having prepared or certified a report, valuation, statement or opinion described, included or referred to in a filing made under National Instrument 51-102 by the Company during or relating to Fiscal 2020 and the applicable subsequent period, whose profession or business gives authority to such report, valuation, statement or opinion:

(a)	MNP LLP - regarding the technical assessment of the Drumheller Facility, and plant and equipment valuation

(b)	DMCL LLP - regarding the auditor’s report of the financial statements for the year ended December 31, 2019.

Interests of Experts

There is no interest, direct or indirect, in any securities or property of Hut 8, or of an associate or affiliate of Hut 8, received or to be received by an expert.

MNP LLP and DMCL LLP are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans is contained in the management information circular of the Company dated December 1, 2020.

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

Section 1	Mandate

The mandate of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of the Company is to:

(a)	assist the Board in fulfilling its oversight responsibilities in respect of:

(i)	the quality and integrity of the Company’s financial statements, financial reporting processes and systems of internal controls and disclosure controls regarding risk management, finance, accounting, and legal and regulatory compliance;

(ii)	the independence and qualifications of the Company’s external auditors;

(iii)	the review of the periodic audits performed by the Company’s external auditors and the Company’s internal accounting department; and

(iv)	the development and implementation of policies and processes in respect of corporate governance matters;

(b)	provide and establish open channels of communication between the Company’s management, internal accounting department, external auditor and directors;

(c)	prepare all filings and disclosure documents required to be prepared by the Committee and/or the Board pursuant to all applicable federal, provincial and state securities legislation and the rules and regulations of all securities commissions having jurisdiction over the Company;

(d)	review and confirm the adequacy of procedures for the review of all public disclosure of financial information extracted or derived from the Company’s financial statements, and to periodically assess the adequacy of those procedures; and

(e)	establish procedures for:

(i)	the receipt, retention and treatment of complaints or concerns received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns about questionable accounting or auditing practices; and

(ii)	the confidential, anonymous submission by employees of the Company of such complaints or concerns.

The Committee will primarily fulfil its mandate by performing the duties set out in Article 7 hereof.

The Board and management of the Company will ensure that the Committee has adequate funding to fulfil its mandate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles, accounting standards or applicable laws and regulations. This is the responsibility of Company’s management, internal accounting department and external auditors. Because the primary function of the Committee is oversight, the Committee will be entitled to rely on the expertise, skills and knowledge of the Company’s management, internal accounting department, external auditors and other external advisors and the integrity and accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change or in any way limit the responsibilities and duties of Company’s management, internal accounting department or external auditors.

Section 2	Composition

The Committee will be comprised of members of the Board, the number of which will be determined from time to time by resolution of the Board. The composition of the Committee will be determined by the Board such that the membership and independence requirements set out in the rules and regulations, in effect from time to time, of any securities commissions (including, but not limited to, the Securities and Exchange Commission and the British Columbia Securities Commission) and any exchanges upon which the Company’s securities are listed (including, but not limited to, the Toronto Stock Exchange and the NYSE American) are satisfied (the said securities commissions and exchanges are hereinafter collectively referred to as the “Regulators”).

Section 3	Term of Office

The members of the Committee will be appointed or re-appointed by the Board on an annual basis. Each member of the Committee will continue to be a member thereof until such member’s successor is appointed, or until such member resigns or is removed by the Board. The Board may remove or replace any member of the Committee at any time. However, a member of the Committee will automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or ceasing to meet the requirements established, from time to time, by any Regulators. Vacancies on the Committee will be filled by the Board.

Section 4	Committee Chair

The Board, or if it fails to do so, the members of the Committee, will appoint a chair from the members of the Committee. If the chair of the Committee is not present at any meeting of the Committee, an acting chair for the meeting will be chosen by majority vote of the Committee from among the members present. In the case of a deadlock in respect of any matter or vote, the chair will refer the matter to the Board for resolution. The Committee may appoint a secretary who need not be a member of the Board or Committee.

Section 5	Meetings

The time and place of meetings of the Committee and the procedures at such meetings will be determined, from time to time, by the members thereof, provided that:

(a)	a quorum for meetings will be two members, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to and hear each other. The Committee will act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of meeting;

(b)	the Committee may meet as often as it deems necessary, but will not meet less than once annually;

(c)	notice of the time and place of every meeting will be given in writing and delivered in pursuing or by facsimile or other means of electronic transmission to each member of the Committee at least 72 hours prior to the time of such meeting; and

(d)	the Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will make regular reports of its meetings to the Board, directly or through its chair, accompanied by any recommendations to the Board approved by the Committee.

Section 6	Authority

The Committee will have the authority to:

(a)	retain (at the Company’s expense) its own legal counsel, accountants and other consultants that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities;

(b)	conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities;

(c)	take whatever actions it deems appropriate, in its sole discretion, to foster an internal culture within the Company that results in the development and maintenance of a superior level of financial reporting standards, sound business risk practices and ethical behaviour; and

(d)	request that any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee (including, but not limited to, the Company’s legal counsel and the external auditors) meet with the Committee and any of its advisors and respond to their inquiries.

Section 7	Specific Duties

In fulfilling its mandate, the Committee will, among other things:

(a)	(i) select the external auditors, based upon criteria developed by the Committee; (ii) approve all audit and non-audit services in advance of the provision of such services and the fees and other compensation to be paid to the external auditors; (iii) oversee the services provided by the external auditors for the purpose of preparing or issuing an audit report or related work; and (iv) review the performance of the external auditors, including, but not limited to, the partner of the external auditors in charge of the audit, and, in its discretion, approve any proposed discharge of the external auditors when circumstances warrant, and appoint any new external auditors. Notwithstanding any other provision of this Charter, the external auditor will be ultimately accountable to the Board and the Committee, as representatives of the shareholders of the Company, and those representatives will have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval);

(b)	periodically review and discuss with the external auditors all significant relationships that the external auditors have with the Company to determine the independence of the external auditors. Without limiting the generality of the foregoing, the Committee will ensure that it receives, on an annual basis, a formal written statement from the external auditors that sets out all relationships between the external auditor and the Company, and receives an opinion on the financial statements consistent with all professional standards that are applicable to the external auditors (including, but not limited to, those established by any securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants – Chartered Accountants, Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and the American Institute of Certified Public Accountants, and those set out in the International Financial Reporting Standards as issued by the International Accounting Standards Board);

(c)	evaluate, in consultation with the Company’s management, internal accounting department and external auditors, the effectiveness of the Company’s processes for assessing significant risks or exposures and the steps taken by management to monitor, control and minimize such risks; and obtain, annually, a letter from the external auditors as to the adequacy of such controls;

(d)	consider, in consultation with the Company’s external auditors and internal accounting department, the audit scope and plan of the external auditors and the internal accounting department;

(e)	coordinate with the Company’s external auditors the conduct of any audits to ensure completeness of coverage and the effective use of audit resources;

(f)	assist in the resolution of disagreements between the Company’s management and the external auditors regarding the preparation of financial statements; and in consultation with the external auditors, review any significant disagreement between management and the external auditors in connection with the preparation of the financial statements, including management’s responses thereto;

(g)	after the completion of the annual audit, review separately with each of the Company’s management, external auditors and internal accounting department the following:

(i)	the Company’s annual financial statements and related footnotes;

(ii)	the external auditors’ audit of the financial statements and their report thereon;

(iii)	any significant changes required in the external auditors’ audit plan;

(iv)	any significant difficulties encountered during the course of the audit, including, but not limited to, any restrictions on the scope of work or access to required information;

(v)	the Company’s guidelines and policies governing the process of risk assessment and risk management; and

(h)	other matters related to the conduct of the audit that must be communicated to the Committee in accordance with the standards of any regulatory body (including, but not limited to, securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants - Chartered Accountants, International Financial Reporting Standards as issued by the International Accounting Standards Board, Canadian generally accepted auditing standards, the Public Company Accounting Oversight Board (United States), and the American Institute of Certified Public Accountants);

(i)	consider and review with the Company’s external auditors (without the involvement of the Company’s management and internal accounting department):

(i)	the adequacy of the Company’s internal controls and disclosure controls, including, but not limited to, the adequacy of computerized information systems and security;

(ii)	the truthfulness and accuracy of the Company’s financial statements; and

(iii)	any related significant findings and recommendations of the external auditors and internal accounting department, together with management’s responses thereto;

(j)	consider and review with the Company’s management and internal accounting department:

(i)	significant findings during the year and management’s responses thereto;

(ii)	any changes required in the planned scope of their audit plan;

(iii)	the internal accounting department’s budget and staffing; and

(iv)	the internal auditor department’s compliance with the appropriate internal auditing standards;

(k)	establish systems for the regular reporting to the Committee by each of the Company’s management, external auditors and internal accounting department of any significant judgments made by management in the preparation of the financial statements and the opinions of each as to appropriateness of such judgments;

(l)	review (for compliance with the information set out in the Company’s financial statements and in consultation with the Company’s management, external auditors and internal accounting department, as applicable) all filings made with Regulators and government agencies, and other published documents that contain the Company’s financial statements before such filings are made or documents published (including, but not limited to: (i) any certification, report, opinion or review rendered by the external auditors; (ii) any press release announcing earnings (especially those that use the terms “pro forma”, “adjusted information” and “not prepared in compliance with generally accepted accounting principles”); and (iii) all financial information and earnings guidance intended to be provided to analysts, the public or to rating agencies);

(m)	prepare and include in the Company’s annual proxy statement or other filings made with Regulators any report from the Committee or other disclosures required by all applicable federal, provincial and state securities legislation and the rules and regulations of Regulators having jurisdiction over the Company;

(n)	review with the Company’s management: (i) the adequacy of the Company’s insurance and fidelity bond coverage, reported contingent liabilities and management’s assessment of contingency planning; (ii) management’s plans in respect of any changes in accounting practices or policies and the financial impact of such changes; (iii) any major areas in that, in management’s opinion, have or may have a significant effect upon the financial statements of the Company; and (iv) any litigation or claim (including, but not limited to, tax assessments) that could have a material effect upon the financial position or operating results of the Company;

(o)	at least annually, review with the Company’s legal counsel and accountants all legal, tax or regulatory matters that may have a material impact on the Company’s financial statements, operations and compliance with applicable laws and regulations;

(p)	review and update periodically a Code of Ethics and Business Conduct for the directors, officers and employees of the Company; and review management’s monitoring of compliance with the Code of Ethics and Business Conduct;

(q)	review and update periodically the procedures for the receipt, retention and treatment of complaints and concerns by employees received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns regarding questionable accounting or auditing practices;

(r)	consider possible conflicts of interest between the Company’s directors and officers and the Company; and approve for such parties, in advance, all related party transactions;

(s)	review policies and procedures in respect of the expense accounts of the Company’s directors and officers, including, but not limited to, the use of corporate assets;

(t)	Monitor and periodically review the Whistleblower Policy of the Company and associated procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

(ii)	the confidential, anonymous submission by directors, officers and employees of the Company of concerns regarding questionable accounting or auditing matters; and

(iii)	if applicable, any violations of applicable law, rules or regulations that relate to corporate reporting and disclosure, or violations of the Company’s Code of Conduct;

(u)	review and approve the Company’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of the Company;

(v)	direct and supervise the investigation into any matter brought to its attention within the scope of the Committee’s duties. Perform such other duties as may be assigned to it by the Board from time to time or as may be required by applicable law; and

(w)	perform such other functions, consistent with this Charter, the Company’s constating documents and governing laws, as the Committee deems necessary or appropriate.

Section 8	Review of Charter

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.

Dated:	March 5, 2018

Approved by:	Board of Directors of the Company